Zanett Receives Notice from NASDAQ;
Management Intends to Comply by March 17th 2008
Monday, September 24th 2007, 4:30 pm


NEW YORK--(BUSINESS WIRE)-September 24, 2007-Zanett, Inc. (NASDAQ: ZANE -
News) announced today that it has electronically received a Nasdaq Staff Deficiency Letter on September 18, 2007 indicating that the Company fails to comply with the minimum bid price requirement(s) for continued listing set forth in Marketplace Rule(s) 4310(c)(4) and 4310(c)(8)(D). The letter is dated September 18th 2007 and a redacted copy of this letter can be found attached to the 8-K filing on EDGAR, or by clicking here: full 8-K EDGAR filing


The letter notes that during the preceding 30 consecutive trading days, the closing bid price of the Company's common stock was below the minimum $1.00 per share as required by the NASDAQ Stock Market under Marketplace Rule 4310(c)(4).


MANAGEMENT INTENDS TO COMPLY BY MARCH 17, 2008


The letter states that, in accordance with Marketplace Rule 4310(c)(8)(D), the Company has until March 17, 2008 to demonstrate compliance with the $1.00 minimum bid price requirement. To fully comply with the minimum bid price requirement, the closing bid price of the Company's common stock must be at $1.00 per share or more for a minimum of 10 consecutive trading days.


POSSIBLE EXTENSION TO SEPTEMBER 13, 2008


If by March 17th 2008, the Company is not in compliance with Marketplace Rule 4310(c)(4), the Company may be granted an additional 180 calendar day compliance period if it meets the NASDAQ Capital Market initial listing criteria set forth in Marketplace Rule 4310(c), except for the bid price requirement. The Company currently meets all of the initial listing criteria, other than the bid price requirement. If NASDAQ granted such an extension, the Company would then be required to meet the minimum bid price requirement by September 13th 2008.


The initial listing requirements can be found by clicking this following link: www.complinet.com/nasdaq/display/display.html?rbid=1705&element_id=1010


However, if on March 17th 2008, the Company were not granted the extended compliance period, NASDAQ will notify the Company that its securities will be delisted, and that the Company may choose to appeal that determination. At that time, the Company may appeal NASDAQ's decision to a Listing
Qualifications Panel.


Management is considering various alternatives to address the issues presented by the letter from NASDAQ, and intends to implement an appropriate compliance plan as soon as possible.


ABOUT ZANETT (www.zanett.com)


Zanett is an information technology (``IT'') company that provides customized, mission-critical IT solutions to Fortune 500 corporations, mid-market companies, and classified government agencies involved in Homeland Defense and Homeland Security. The Company operates in two segments:
Government Solutions and Commercial Solutions.


The Government Solutions segment specializes in providing advanced software and satellite engineering services with domain area expertise in the realm of classified geospatial data exploitation and representation as well as IT infrastructure related to Homeland Defense and Homeland Security.


The Commercial Solutions segment provides Management Consulting services and delivers custom business solutions that integrate and implement Oracle's full suite of product offerings -- Oracle, JD Edwards, PeopleSoft, Seibel, together with associated Oracle Fusion technologies. A wide range of delivery expertise is provided to clients, including Managed Services, Business Intelligence, Web and Portal Development, and Middleware Technologies.


Zanett also provides full infrastructure and application hosting, utilizing both local resources and international resources, remote and onsite DBA support, all on a 24x7 basis.


Zanett currently employs over 232 people nationwide, is headquartered in New York City, and operates out of 9 offices (Atlanta, Boston, Cincinnati, Detroit, Indianapolis, Jacksonville, New York City, Philippines, and Denver). Founded in 2000, Zanett is listed on the NASDAQ Capital Market under the symbol ZANE.


DISCLAIMER AND FORWARD-LOOKING STATEMENTS


(PLEASE READ THE FOLLOWING 3 PARAGRAPHS CAREFULLY)


Certain statements in this news release regarding projected results of operations or, projected results of financial plans or future strategies and initiatives, including, but not limited to, Zanett's plans to comply with NASDAQ listing requirements, projections of revenue, projections of profitability, any and all future expectation, and plans for other future activities may and should be regarded as "forward-looking statements" within the meaning of the Securities Litigation Reform Act. These statements involve, among other things, known and unknown risks, uncertainties and other factors that may cause Zanett, Inc.'s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Zanett currently is considering, but in reality may or may not in the future implement any or all of the items and issues listed in any planned budget or strategic initiative, due to, among other things, known and unknown risks, uncertainties and other factors.


Circumstances do change, and if and when the landscape changes, Zanett shall endeavor to remain as flexible as possible, and adjust its strategy accordingly. Zanett, Inc. undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, change in strategy, or otherwise. The abovementioned listing of risks and uncertainties is not inclusive. For a more detailed discussion of some, but not all, of the risks and uncertainties that may affect Zanett, Inc., see Zanett, Inc.'s filing with the Securities and Exchange Commission, including its Annual Report on Form 10-K, for the fiscal year ended December 31, 2006 and its Quarterly Report on Form 10-Q for the quarters ended March 31, 2007 and June 30, 2007.


Contact:
Zanett, Inc.
Michael Porter
212-564-4700